Colonial Investment Grade Municipal Trust

On April 11, 2003, Colonial Investment Grade Municipal Trust (Fund) purchased $500,000 par value of bonds of New York City General Obligation Bonds 5.5% 06/01/18 (Securities) for a total purchase price of $541,950 from Morgan Stanley/Lattice pursuant to a public offering in which Quick & Reilly, Inc. acted as a participating underwriter. Quick & Reilly, Inc. may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Columbia Management Advisors, Inc. believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.


Along with Quick & Reilly, Inc., the following is a list of members of the underwriting syndicate for the aforementioned Securities: Advest, Inc.; Apex Pryor Securities; CIBC World Markets; Commerce Capital Markets, Inc.; A.G. Edwards & Sons, Inc.; Jackson Securities, LLC; Janney Montgomery Scott LLC; Legg Mason Wood Walker, Inc.; Loop Capital Markets; Popular Securities, Inc.; Prager, Sealy & Co, LLC: Prudential Securities; Raymond James & Associates; RBC Dain Rauscher, Inc.; ABN Amro Financial Services, Inc.; Allen & Company Incorporated; Banc of America Securities, LLC; Banc One Capital Markets, Inc.; Barr Brothers & Co, Inc.; George K. Baum & Company; Belle Haven Investments, L.P.; Bergen Capital, Inc.; BNY Capital Markets, Inc.; Burlington Capital Markets; Cain Brothers; Carlin Financial Group; The Chapman Company; Chase Investment Services Corp; CMI/Capital Markets Investments, LLC; Coastal Securities; Deutsche Bank Securities, Inc.; Divine Capital Markets LLC; Doley Securities, Inc.; Domestic Securities; Douglas & Co., Municipals Inc.; Fahnestock & Co., Inc.; Fidelity Capital Markets; First American Municipals, Inc.; First Miami Securities, Inc.; Fixed Income Securities; Gates Capital Corporation; The GMS Group LLC; Golden Harris Capital Group; Guzman & Co.; J.B. Hanauer & Company; Chester Harris & co., Inc.; Hennion & Walsh, Inc.; J.J. B. Hilliard, W.L. Lyons; William R. Hough & Co.; H&R Block; HSBC Brokerage; Edward D. Jones & Co.; Kirlin Securities,
Inc.; Ladenburg, Thalmann & Co., Inc.; LaSalle Street Securities, Inc.; David Lerner Associates, Inc.; Malachi Group, Inc.; Manufacturers and Traders Trust Company; May Davis Group; McDonald Investments, Inc.; W.H. Mell Associates; Melvin Securities; N.D. Meyer & Co., Inc.; M.H. Meyerson & Co.; Monarch Financial Corp.; Morgan Keegan & Co., Inc.; NatCity Investments Inc.; Redwood Securities Group, Inc.; Ryan, Beck & Co.; Sandler O'Neill & Partners; Charles Schwab & Co.; Seasongood & Mayer; Siebert Brandford Shank & Co.; Herbert J. Sims; Sky Capital Markets; South Trust Securities, Inc.; State Street Global Markets LLC; Stephens Inc.; Stone & Youngberg LLC; Sturdivant & Company; Sutter Securities Incorporated; Tripp & Co., Inc.; Utendahl Capital Partners; Valubond; Wachovia Bank, National Association; R.D. White Glaves & Co., Inc.; Williams Capital Group, L.P.; WM Financial Services.